Exhibit 99.1

WASTE INDUSTRIES USA, INC. Reports Record Earnings for 2006

•	2006 earnings per share from continuing operations up 47%

•	Operating income increases 40% on revenue growth of 7%

•	Operating margins expand 280 basis points

Raleigh, NC, Tuesday, February 27, 2007 — Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2006.

For the quarter ended December 31, 2006, revenue increased 1.9% to $81.1 million, compared to $79.6 million for the quarter ended December 31, 2005. Operating income for the fourth quarter 2006 increased 32.9% to $12.0 million, compared to $9.0 million for the same period in 2005. Income from continuing operations for the fourth quarter 2006 was $5.2 million, or $0.37 per diluted share, a 32.5% increase from income from continuing operations of $3.9 million, or $0.29 per share, for the fourth quarter of 2005. Net income for the fourth quarter was $5.4 million, or $0.38 per diluted share, a 35.9% increase from net income of $4.0 million, or $0.29 per share, for the fourth quarter of 2005.

For the twelve months ended December 31, 2006, revenue increased 7.4% to $327.5 million, compared to $305.1 million for the same period in 2005. Operating income increased 40.1% to $40.4 million, compared to $28.8 million for the twelve months ended December 31, 2005. Income from continuing operations was $17.0 million, or $1.21 per diluted share, a 47.1% increase from income from continuing operations of $11.6 million, or $0.84 per diluted share, for the twelve months ended December 31, 2005. Income from discontinued operations (net of income taxes) was $2.3 million, or $0.16 per diluted share, for the twelve months ended December 31, 2006, compared to $0.6 million, or $0.04 per diluted share, for the same period in 2005. Net income for the twelve months ended December 31, 2006 was $19.3 million, or $1.37 per diluted share, a 58.2% increase from net income of $12.2 million, or $0.88 per diluted share, for the twelve months ended December 31, 2005.

Jim W. Perry, President and CEO of the Company, stated, “We are very pleased with our operating and financial results for the 4th Quarter and for 2006. The results we achieved reflect positive pricing fundamentals within the industry and our continued focus on internalizing a greater volume of the waste we collect into our landfills. Our goal is to continue to improve our operating margins by leveraging our asset base and overhead structure as we seek to add more customers along existing routes. We believe our network of hauling operations, transfer stations and landfills located in strategic markets in six southeastern states are well positioned to benefit from projected population and economic growth in 2007.”

Waste Industries also provided its outlook for 2007. The Company’s outlook excludes the impact of any additional acquisitions. The outlook provided below is forward-looking, and actual results may differ materially depending on various risks and uncertainties, including those detailed at the end of this release and in our periodic SEC filings.

•

Revenue is estimated in a range of $335 million to $337 million. This assumes internal growth in a range between 2.5% and 3.0%, excluding the impact of commodities. Growth is primarily from price, with relatively flat volume.

•	Selling, general and administrative expense is estimated at 13.4% to 13.6% of revenue, subject to quarterly fluctuations.

•	Depreciation and amortization is estimated at 10.0% to 10.2% of revenue, subject to quarterly fluctuations.

•	Operating income is estimated at 12.5% to 13.0% of revenue, subject to quarterly fluctuations.

•	Net interest expense is estimated at approximately $10.5 to $10.8 million.

•	Effective income tax rate is expected to be 39.3%, subject to quarterly fluctuations.

•	Net cash provided by operating activities is estimated to be approximately 15% of revenue, subject to quarterly fluctuations.

•

Capital expenditures are estimated to be approximately $39 million, of which approximately $12 million relates to the construction of and equipment for the operation of the proposed Wake County, NC landfill.

The Company will host a conference call to discuss its fourth quarter results on February 28, 2007 at 2:00 PM (Eastern Time). The call number is (800) 310-7032 and the confirmation number is 1018645. The conference call will also be broadcast live over the Internet at http://www.wasteindustries.com under the “Investor Relations” tab. A replay of the call will be available through March 14, 2007 and may be accessed by calling (888) 203-1112 and using confirmation number 1018645.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Mississippi and Georgia.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future performance plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as fuel prices, risks in the development and operation of landfills, managing growth, economic trends and weather, that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings.

WASTE INDUSTRIES USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Revenues:
Service revenues	$79,421	$80,761	$304,466	$326,447
Equipment sales	180	358	641	1,098

Total revenues	79,601	81,119	305,107	327,545

Operating costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	52,096	50,261	204,990	212,171
Cost of equipment sales	97	234	384	666
Selling, general and administrative	11,203	10,712	42,208	43,167
Depreciation and amortization	8,123	8,233	29,908	32,093
Gain on sale of property and equipment and other assets	(927)	(500)	(1,374)	(1,189)
Impairment of property and equipment and other assets	—	208	143	223

Total operating costs and expenses	70,592	69,148	276,259	287,131

Operating income	9,009	11,971	28,848	40,414

Interest expense	2,438	2,321	9,833	9,608
Interest income	(35)	(49)	(95)	(181)
Other	(40)	(192)	(232)	(418)

Total other expense, net	2,363	2,080	9,506	9,009

Income from continuing operations before income taxes	6,646	9,891	19,342	31,405
Income tax expense	2,700	4,662	7,792	14,416

Income from continuing operations	3,946	5,229	11,550	16,989

Discontinued operations:
Income from discontinued operations, net of income taxes	10	147	639	2,292

Net income	$3,956	$5,376	$12,189	$19,281

Earnings per share:

Basic:
Income from continuing operations	$0.29	$0.38	$0.85	$1.22
Income from discontinued operations	—	0.01	0.04	0.17

Net income	$0.29	$0.39	$0.89	$1.39

Diluted:
Income from continuing operations	$0.29	$0.37	$0.84	$1.21
Income from discontinued operations	—	0.01	0.04	0.16

Net income	$0.29	$0.38	$0.88	$1.37

Weighted-Average Number Of Shares Outstanding:
Basic	13,723	13,942	13,661	13,871
Diluted	13,871	14,136	13,821	14,043

WASTE INDUSTRIES USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31, 2005	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,575	$1,656
Receivables, net	36,193	36,408
Other	4,120	5,013

Total current assets	41,888	43,077

Property and equipment, net	216,390	218,039
Intangible assets, net	105,924	104,950
Other noncurrent assets	3,953	4,213

Total assets	$368,155	$370,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	10,733	7,143
Accounts payable - trade	16,579	13,318
Other accrued liabilities and deferred revenues	29,223	22,725

Total current liabilities	56,535	43,186

Long-term debt, net of current maturities	155,212	150,069
Other liabilities	26,909	31,153

Total liabilities	238,656	224,408

Shareholders’ equity:	129,499	145,871

Total liabilities and shareholders’ equity	$368,155	$370,279

WASTE INDUSTRIES USA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2005	2006
Operating Activities:
Net income	$12,189	$19,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,720	32,220
Landfill accretion expense	414	824
Amortization of debt issuance costs	967	513
Impairment of property and equipment and other assets	143	223
Gain on sale of property and equipment and other assets	(1,374)	(1,189)
Gain on sale of discontinued collection and disposal operations	(184)	(2,282)
Stock compensation expense	79	612
Provision for deferred income taxes	332	2,381
Change in fair value of commodity hedges	—	644
Provision for doubtful accounts	2,091	1,557
Changes in assets and liabilities, net of effects from acquisition and disposition of related businesses	993	(9,718)

Net cash provided by operating activities	46,370	45,066

Investing Activities:
Acquisitions of related business, net of cash acquired	(31,937)	(6,190)
Purchases of property and equipment	(34,264)	(41,154)
Proceeds from sale of collection and disposal operations	7,988	16,354
Proceeds from sale of property and equipment and other assets	3,415	2,209
Other	(182)	(907)

Net cash used in investing activities	(54,980)	(29,688)

Financing Activities:
Proceeds from issuance of long-term debt	47,697	44,000
Principal payments of long-term debt	(38,416)	(55,245)
Payment of dividends	(3,289)	(5,283)
Principal payments of capital lease obligations	(212)	(441)
Debt issuance costs	(68)	(579)
Excess tax benefit from stock option exercises	—	346
Net proceeds from exercise of stock options	2,028	1,905

Net cash (used in) provided by financing activities	7,740	(15,297)

Decrease in cash and cash equivalents	(870)	81
Cash and cash equivalents, beginning of period	2,445	1,575

Cash and cash equivalents, end of period	$1,575	$1,656

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,517	$10,010

Cash paid for taxes	$3,863	$18,383

EARNINGS RELEASE—SUPPLEMENTAL DATA (dollars in thousands)

	YEAR ENDED
	12/31/05	12/31/06
REVENUE MARGINS
Operating expenses including cost of equipment sales	67.3%	65.0%
S G & A	13.8%	13.2%
Depreciation and amortization	9.8%	9.8%
Interest expense, (net)	3.2%	2.9%
Income from continuing operations (pre-tax)	6.3%	9.6%
Income tax expense	2.6%	4.4%
Income from continuing operations	3.8%	5.2%

SERVICE REVENUE MIX
Collection:
Industrial	$86,194	$89,933
Commercial	83,882	91,555
Residential	66,907	74,933
Disposal and transfer	44,297	46,285
Recycling service	4,820	4,719
Recycled commodity sales	4,997	3,941
Convenience sites	7,607	6,553
Other	5,762	8,528

Total Service Revenue	$304,466	$326,447

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND ACCRETION*
Operating income	$28,848	$40,414
Accretion	414	824
Depreciation and amortization	29,908	32,093

Operating income before depreciation, amortization and accretion	$59,170	$73,331

CAPITAL EXPENDITURES DETAIL
Collection & Transportation	$21,493	$29,432
Landfill Development	12,771	11,722

Total capital expenditures	$34,264	$41,154

FREE CASH FLOW RECONCILIATION *
Net cash provided by operating activities	$46,370	$45,066
Less: Capital expenditures	(34,264)	(41,154)
Plus: Proceeds from disposal of assets	3,415	2,209
Free cash flow	$15,521	$6,121

	12/31/05	12/31/06
DEBT TO TOTAL CAPITAL
(includes capital leases)	56.3%	51.9%

TOTAL LIABILITIES TO EQUITY	1.8	1.5

DAYS SALES OUTSTANDING	34	34

Q4 2006
SERVICE REVENUE GROWTH
Price	4.4%
Volume	-3.6%
Energy surcharge	-0.5%

Total internal growth	0.3%
Recycling commodities	-0.3%
Acquisitions	1.7%

Total service revenue growth	1.7%

*	Operating income before depreciation, amortization and accretion and free cash flow are considered non-GAAP financial measures. The Company defines free cash flow as cash flows from operating activities less capital expenditures plus proceeds from the sale of property and equipment and other assets. Operating income before depreciation, amortization and accretion and free cash flow do not represent, and should not be considered as, an alternative to net income or cash flows from operating, investing and financing activities, each as determined in accordance with GAAP. The Company’s definitions of operating income before depreciation, amortization and accretion and free cash flow might not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of operating income before depreciation, amortization and accretion is useful to investors because it provides important information of the Company’s operating performance exclusive of certain non-cash costs. The Company has included information concerning free cash flow because it believes it provides additional information for determining its ability to meet debt service requirements and that this measure is an indicator upon which the Company, its lenders and some investors assess its financial performance and its capacity to service debt. The Company therefore interprets free cash flow trends as a measure of its liquidity.